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                                                                     EXHIBIT 2.2


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                            STOCK PURCHASE AGREEMENT

                          DATED AS OF FEBRUARY 5, 1999

                                  BY AND AMONG

                            THE TRIZETTO GROUP, INC.,

                        CREATIVE BUSINESS SOLUTIONS, INC.

                                       AND

              THE STOCKHOLDERS OF CREATIVE BUSINESS SOLUTIONS, INC.

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                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of February 5, 1999, by and among Creative Business Solutions, Inc., a Texas corporation ("CBS"), The TriZetto Group, Inc., a Delaware corporation ("TriZetto"), and Dennis Cannelis, Lawrence Holbrook and Kevin Clark, collectively, the "CBS Stockholders" and individually, a "CBS Stockholder").

                                    RECITALS

        WHEREAS, the Board of Directors of CBS (i) has approved this Agreement and the transactions contemplated hereby, and has determined that this Agreement and the transactions contemplated hereby are in the best interests of the CBS Stockholders, and (ii) has resolved to recommend approval and adoption of this Agreement and the other transactions contemplated hereby by the CBS Stockholders;

        WHEREAS, the respective Boards of Directors of TriZetto and CBS have approved the transaction as set forth below, upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, $1.00 par value per share, of CBS (the "CBS Stock" or the "Shares"), shall be entitled to receive the Purchase Price (as defined herein) less expenses payable by the CBS Stockholders pursuant to Section 8.3 below, unless otherwise paid by the CBS Stockholders on or prior to the Closing Date; and

        WHEREAS, TriZetto, CBS and the CBS Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the transaction and also to prescribe various conditions to the consummation thereof.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF SHARES

        1.1.    THE PURCHASE AND SALE OF SHARES.

                (a) Upon the terms and subject to the conditions set forth in this Agreement, TriZetto agrees to purchase from the CBS Stockholders, and the CBS Stockholders agree to sell, assign, transfer, convey and deliver to TriZetto at the Closing (as defined in Section 1.2), all of the issued and outstanding shares of CBS Stock as are set forth on Schedule I attached hereto.

                (b) In consideration for the sale of the Shares, TriZetto shall cumulatively pay to the CBS Stockholders on the Closing Date the following consideration (the "Purchase Price"): (i) $928,218.93 in cash without interest,
(ii) 572,000 shares of Common Stock of Trizetto (the "TriZetto Common Stock"), and (iii) a Promissory Note for $260,076 in substantially the form attached hereto as Exhibit A, less the expenses payable by the CBS Stockholders pursuant to Section 7.3 below, unless otherwise paid by the CBS Stockholders on or prior to the Closing Date. Notwithstanding the



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foregoing, fractional shares of TriZetto Common Stock that would be issuable to any holder of CBS Stock shall be treated in accordance with Section 1.3.

        1.2. CLOSING. The delivery of the Shares and payment of the Purchase Price (the "Closing") shall take place at the offices of Stradling Yocca Carlson & Rauth at 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, on February 5, 1999, or such other date and time as shall be mutually agreed upon by TriZetto and CBS, but in no event later than February 28, 1999 (the "Closing Date").

        1.3. EXCHANGE OF CBS STOCK FOR PURCHASE PRICE. At the Closing, (a) the CBS Stockholders shall deliver the Shares, duly endorsed and in form for transfer to TriZetto; (b) CBS shall deliver the stock books, stock ledgers, minute books and corporate seals of CBS and its Subsidiary; and (c) TriZetto shall deliver to the CBS Stockholders payment of the Purchase Price subject to the deposit of Escrow Shares (defined below in Section 1.4) in accordance with
Section 1.4. No fractional shares of TriZetto Common Stock shall be issued, and each holder of CBS Stock who would otherwise be entitled to receive a fraction of a share of TriZetto Common Stock (after aggregating all fractional shares of TriZetto Common Stock to be received by such holder), shall receive from TriZetto a whole number of shares rounded up or down to the nearest whole share, with .5 being rounded up.

        1.4. ESCROW SHARES AND ESCROW AGREEMENT. Pursuant to an Escrow Agreement to be entered into on or before the Closing in substantially the form of Exhibit B (the "Escrow Agreement"), among TriZetto, the Escrow Agent and the CBS Stockholders (as those terms are defined herein or in the Escrow Agreement), TriZetto will withhold, pro rata, from the Purchase Price that would otherwise be delivered to holders of CBS Stock, twenty percent (20%) of the shares of TriZetto Common Stock issued in the transaction (the "Escrow Shares") (the withholding of the Escrow Shares pursuant to this Section 1.4 will be allocated among the holders of the shares of CBS Stock that are outstanding immediately prior to the Closing, pro rata according to the number of outstanding shares of CBS Stock held by each such holder immediately prior to the Closing). TriZetto will deposit in an escrow pursuant to the Escrow Agreement stock certificates representing the Escrow Shares and related stock powers (the "Escrow"). The Escrow Shares and such stock powers, any other property with respect thereto delivered to the Escrow Agent as provided in the Escrow Agreement, and the Promissory Notes which shall have a right of offset will be held as collateral to secure the indemnification obligations of the CBS Stockholders under Article V hereof in accordance with the Escrow Agreement and the Promissory Notes.

        1.5     EXCHANGE OF CERTIFICATES AND PAYMENT OF CONSIDERATION.

                (a) TRIZETTO STOCK EXCHANGE PROCEDURES. At the Closing, upon surrender of a CBS stock certificate for transfer to TriZetto, each CBS Stockholder shall receive in exchange therefor the consideration set forth on
Schedule II. Upon delivery of the above mentioned consideration, the CBS stock certificates so surrendered shall be canceled and reissued to TriZetto.

                                   ARTICLE II
                      REPRESENTATIONS AND WARRANTIES OF CBS

        CBS and the CBS Stockholders, jointly and severally, represent and warrant to TriZetto that, except as set forth in the CBS Disclosure Schedule:



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        2.1.    CORPORATE EXISTENCE AND POWER. CBS is a corporation duly
incorporated, validly existing and in good standing under the laws of the State of Texas, and has all corporate powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. CBS is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on CBS. CBS has heretofore delivered to TriZetto true and complete copies of CBS's Certificate of Incorporation and Bylaws as currently in effect.

        2.2. CORPORATE AUTHORIZATION. CBS has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by CBS and the CBS Stockholders and is a legal, valid and binding obligation of CBS and the CBS Stockholders, enforceable against CBS and the CBS Stockholders, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        2.3. NON-CONTRAVENTION. The execution, delivery and performance by CBS and the CBS Stockholders of this Agreement and the consummation by CBS and the CBS Stockholders of the transactions contemplated hereby do not and will not
(i) contravene or conflict with the Certificate of Incorporation or Bylaws of CBS or the charter documents of its Subsidiary, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to CBS or its Subsidiary or any of the CBS Stockholders, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of CBS or its Subsidiary or to a loss of any benefit to which CBS or its Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon CBS or its Subsidiary or any license, franchise, permit or other similar authorization held by CBS or its Subsidiary, or (iv) result in the creation or imposition of any Lien on any asset of CBS or its Subsidiary, except, in the case of clauses (ii) through (iv) above, as would not, individually or in the aggregate, have a Material Adverse Effect on CBS.

        2.4. COMPLIANCE WITH LAW AND OTHER INSTRUMENTS. CBS and its Subsidiary hold all material licenses, permits and authorizations necessary for the lawful conduct of its business as now being conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its respective operations, and there are no material violations or, to the knowledge of the CBS Stockholders, claimed violations by CBS or its Subsidiary of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation.

        2.5.    CAPITALIZATION.

                (a) The authorized capital stock of CBS consists of 100,000 shares of common stock, $1.00 par value per share (the "CBS Stock") and zero shares of preferred stock. As of the date hereof, there are outstanding: (i) 9,824 shares of CBS Stock, including all shares restricted under a compensation plan or arrangement of CBS, (ii) no shares of CBS preferred stock, and (iii) no warrants to purchase shares of CBS Stock. There are no outstanding options to purchase shares of CBS Stock.

                (b) All outstanding shares of capital stock of CBS have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 2.5, there are outstanding (i) no shares of capital stock or other voting securities of CBS, (ii) no securities of CBS



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convertible into or exchangeable for shares of capital stock or voting securities of CBS, and (iii) no options or other rights to acquire from CBS, and no obligation of CBS to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CBS (the items in clauses (i), (ii) and (iii) being referred to collectively as the "CBS Securities"). There are no outstanding obligations of CBS or its Subsidiary to repurchase, redeem or otherwise acquire any CBS Securities.

                (c) As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of CBS having the right to vote (or convertible into or exercisable for CBS Securities having the right to vote) on any matters on which stockholders of CBS may vote.

        2.6.    SUBSIDIARY.

                (a) CBS has no subsidiaries other than HealthWeb Systems, Ltd., a Texas limited partnership (the "CBS Subsidiary" or the "Subsidiary") as of the date of this Agreement. The CBS Subsidiary is a Texas limited partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, has all partnership powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on CBS.

                (b) All of the outstanding capital stock of, or other ownership interests in, the CBS Subsidiary, is owned by CBS and the persons or entities listed in Section 2.6(b) of the CBS Disclosure Schedule, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of CBS or its Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in its Subsidiary or (ii) options or other rights to acquire from CBS or its Subsidiary, and no other obligation of CBS or its Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, its Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "CBS Subsidiary Securities"). There are no outstanding obligations of CBS or its Subsidiary to repurchase, redeem or otherwise acquire any outstanding capital stock of its Subsidiary.

        2.7. CBS FINANCIAL STATEMENTS. CBS has delivered to TriZetto its unaudited balance sheet as of December 31, 1997 and December 31, 1998 (the "CBS Balance Sheet") and its unaudited income statement for the twelve months ended December 31, 1997 and for the twelve months ended December 31, 1998 (collectively, the "CBS Financial Statements"). The CBS Financial Statements present fairly, in all material respects, the financial condition and results of operations of CBS as of the dates and for the periods indicated therein, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis, subject to normal year-end audit adjustments (other than reserves for contingent liabilities, all of which are reflected in the CBS Financial Statements), none of which are material.

        2.8. ABSENCE OF CERTAIN CHANGES. Except as contemplated by this Agreement or otherwise disclosed on Section 2.8 of the CBS Disclosure Schedule, since the date of CBS Balance Sheet, CBS and its



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Subsidiary have conducted their businesses in all material respects in the ordinary course consistent with past practice and there has not been:

                (a) any event, occurrence or development of a state of circumstances or facts which has had a Material Adverse Effect on CBS (other than effects arising from or relating to conditions, including, without limitation, economic or political developments, applicable generally to the industry); or

                (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of CBS, or any repurchase, redemption or other acquisition by CBS or any such Subsidiary, except for any acquisition pursuant to employee compensation or other such plans of CBS;

                (c) any amendment of any term of any outstanding security of CBS or its Subsidiary;

                (d) any incurrence, assumption or guarantee by CBS or its Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practice;

                (e) any creation or assumption by CBS or its Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practice;

                (f) any making of any loan, advance or capital contribution to or investment in any person other than loans, advances or capital contributions to or investments in the Subsidiary of CBS made in the ordinary course of business consistent with past practice;

                (g) any change in any method of accounting or accounting practice by CBS or its Subsidiary, except for any such change required by reason of a concurrent change in GAAP; or

                (h) any (i) grant of any severance or termination pay to any director, officer or employee of CBS or its Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of CBS or its Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of CBS or its Subsidiary, in each case other than in the ordinary course of business consistent with past practice.

        2.9. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the CBS Stockholders, threatened against or affecting, CBS, its officers or directors, its Subsidiary, any Affiliate of CBS, or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBS. Neither CBS, its officers or directors, its Subsidiary, any Affiliate of CBS, or any of their respective properties is subject to any order, writ, judgment, decree or injunction of any court or arbitrator or any governmental body, agency or official. Section 2.9 of the CBS Disclosure Schedule contains a complete list of all claims filed against CBS, or pending since January 1, 1996, together with a brief statement of the nature and amount of the claim, the court and jurisdiction in which the claim was brought, the resolution (if resolved), and the availability of insurance to cover the claim.



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        2.10.   TAXES. Except as set forth on Section 2.10 of the CBS Disclosure
Schedule, CBS and its Subsidiary have filed all material Tax returns required to have been filed on or before the date hereof, and all Taxes shown to be due on such Tax returns have been timely paid. Neither CBS nor its Subsidiary has agreed in writing to waive any statute of limitations in respect of Taxes of CBS or its Subsidiary. No issues that have been raised in writing by the relevant Taxing Authority in connection with the examination of such Tax returns are currently pending, except for any written notice of such issues the subject matter of which has either been substantially resolved or would otherwise not have a Material Adverse Effect on CBS. The amounts provided for taxes on the CBS Financial Statements are sufficient for the payment of all accrued and unpaid U.S. federal, state, provincial, or local taxes, interest, penalties, assessments and deficiencies for all periods prior to the dates of such balance sheets to the extent such taxes are obligations of CBS. Section 2.9 of the CBS Disclosure Schedule lists all unresolved audits, examinations, contests and proceedings (including written notices of intent to audit or examine) with respect to United States federal and state income Tax returns of CBS and its Subsidiary for periods beginning on or after January 1, 1994.

        2.11.   CBS EMPLOYEE BENEFIT PLANS.

                (a) CBS has made available to TriZetto correct and complete copies of all CBS Employee Plans and CBS Benefit Arrangements.

                (b) Neither CBS nor its Subsidiary maintains, or is required to contribute to, any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), on behalf of any employee of CBS or its Subsidiary other than a plan provided to TriZetto as described in Section 2.11(a). CBS has made available to TriZetto, with respect to each of such plans correct and complete copies of (i) all plan documents, amendments and trust agreements, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, as filed and (iii) the current summary plan description.

                (c) CBS does not contribute, and is not obligated to contribute, to any Multiemployer Plan with respect to employees of CBS or its Subsidiary.

        2.12. BANKING AND FINDERS' FEES. There is and will be no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of, CBS or its Subsidiary who might be entitled to any fee or commission from TriZetto or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

        2.13.   ENVIRONMENTAL COMPLIANCE

                (a) CBS, its Subsidiary and its Affiliates are in compliance with Environmental Laws, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect on CBS.

                (b) Since January 1, 1996, neither CBS, its Subsidiary, nor any Affiliate has received any written notice regarding any violation of any Environmental Laws, or any CBS Environmental Liabilities, including any investigatory, remedial or corrective obligations, relating to CBS, its Subsidiary or Affiliate or their respective facilities arising under Environmental Laws, except for any such written notice the subject matter of which has either been substantially resolved or would otherwise not reasonably be expected to have a Material Adverse Effect on CBS.



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                (c)     Except as set forth in Section 2.13 of the CBS
Disclosure Schedule:

                        (i) CBS, its Subsidiary or its Affiliates have not caused, and is not causing or threatening to cause, any disposals or releases of any Hazardous Material on or under any properties which it (A) leases, occupies or operates or (B) previously owned, leased, occupied or operated and, to the knowledge of the CBS Stockholders, no such disposals or releases occurred prior to CBS, its Subsidiary or its Affiliates having taken title to, or possession or operation of, any of such properties; and, to the knowledge of the CBS Stockholders, no such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface waters after CBS, its Subsidiary or its Affiliates has taken title to, or possession or operation of any such properties and, to the knowledge of CBS, its Subsidiary, its Affiliates or the CBS Stockholders, no such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface water prior to such time;

                        (ii) CBS or its Subsidiary have neither (A) arranged for the disposal or treatment of Hazardous Material at any facility owned or operated by another person, or (B) accepted any Hazardous Material for transport to disposal or treatment facilities or other sites selected by CBS, its Subsidiary or its Affiliates from which facilities or sites there has been a release or there is a release or threatened release of a Hazardous Material; any facility identified in Section 2.13(c)(ii)(A) was duly licensed in accordance with law and has not been listed in connection with the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) by the United States Environmental Protection Agency's Comprehensive Environmental Response, Compensation, and Liability Information System (CERCLIS) or National Priorities List (NPL) or any equivalent or like listing of sites under state or local law (whether for potential releases of substances listed in CERCLA or other substances);

                        (iii) CBS, its Subsidiary, its Affiliates or the CBS Stockholders have no actual knowledge of, or any reason to believe or suspect that, any release or threatened release of any Hazardous Material originating from a property other than those leased or operated by CBS, its Subsidiary or its Affiliates has come to be (or may come to be) located on or under properties leased, occupied or operated by CBS, its Subsidiary or its Affiliates;

                        (iv) CBS, its Subsidiary or its Affiliates have never installed, used, buried or removed any surface impoundment or underground tank or vessel on properties owned, leased, occupied or operated by CBS, its Subsidiary or its Affiliates;

                        (v) CBS and its Subsidiary are and have been in compliance in all material respects with all federal, state, local or foreign laws, ordinances, regulations, permits, approvals and authorizations relating to air, water, industrial hygiene and worker health and safety, anti-pollution, hazardous or toxic wastes, materials or substances, pollutants or contaminants, and no condition exists on any of the real property owned by or used in the business of CBS or its Subsidiary that would constitute a material violation of any such law or that constitutes or threatens to constitute a public or private nuisance; and

                        (vi) There has been no litigation, administrative proceedings or investigations or any other actions, claims, demands notices of potential responsibility or requests for information brought or, to the knowledge of CBS, its Subsidiary, its Affiliates or the CBS Stockholders, threatened against CBS, its Subsidiary or its Affiliates or any settlement reached by any of them, with, any person or persons alleging the presence, disposal, release or threatened release of any Hazardous Material on, from or under any of such properties or as otherwise relating to potential environmental liabilities.



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                        (d)     This Section 2.13 contains the sole and
exclusive representations and warranties of CBS and the CBS Stockholders with respect to any Environmental, Health and Safety Matters, including, without limitation, any arising under any Environmental Laws.

        2.14. COLLECTIVE BARGAINING ARRANGEMENTS. CBS and its Subsidiary are not a party to or bound by any employee collective bargaining agreement; CBS and its Subsidiary are not a party to or affected by or, to the knowledge of CBS or the CBS Stockholders, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of CBS or its Subsidiary.

        2.15. ACCOUNTS RECEIVABLE. The accounts receivable reflected on the CBS Balance Sheet are owned free and clear by CBS and are based on CBS's reasonable judgment and its normal credit review procedures, business practices and GAAP, collectible in accordance with their terms in an amount not less than their aggregate book value. "Aggregate book value", for this purpose, shall mean the recorded amounts of such accounts receivable less any recorded allowance for doubtful accounts, trade allowances and return allowances, all as established in accordance with GAAP consistently applied.

        2.16. INVENTORIES. The consolidated inventories reflected on the CBS Balance Sheet have been valued in accordance with GAAP consistently applied.

        2.17.   INTERESTS IN REAL PROPERTY. Section 2.17 of the CBS Disclosure
Schedule is the complete and correct list and brief description of all real property leased by CBS or its Subsidiary on the Closing Date. CBS and its Subsidiary do not own any real property. All real property leases to which CBS or its Subsidiary is a party are valid and in full force and effect and are valid and binding on the parties thereto, assuming enforceability as to the parties other than CBS and its Subsidiary and neither CBS nor its Subsidiary is in default of any material provision thereof. All improvements and fixtures made by or at the direction of CBS or its Subsidiary on real properties leased by CBS or its Subsidiary conform in all material respects to all applicable health, fire, safety, environmental, zoning and building laws and ordinances; and all materials, buildings, structures (or the space used by CBS or its Subsidiary in such buildings or structures) and fixtures used by CBS or its Subsidiary in the conduct of their businesses are in good operating condition and repair, ordinary wear and tear excepted, and are sufficient for the type and magnitude of their respective operations.

        2.18. PERSONAL PROPERTY. Except as set forth in Section 2.18 of the CBS Disclosure Schedule, CBS and its Subsidiary have good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances and restrictions of any nature whatsoever to all inventory and receivables and to any item of machinery, equipment, or tangible personal property reflected on the CBS Balance Sheet or used in the business by CBS or its Subsidiary (regardless of whether reflected on the CBS Balance Sheet). All the machinery, equipment and other tangible personal property used in the business by CBS or its Subsidiary is in good operating condition and repair, normal wear and tear excepted. At the Closing Date, CBS and its Subsidiary will possess all of the personal property wherever located used to conduct its business as conducted prior to the Closing.

        2.19. DIRECTORS AND OFFICERS. Section 2.19 of the CBS Disclosure Schedule comprises a complete and correct list of all present officers and directors of CBS and its Subsidiary.



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        2.20.   CERTAIN TRANSACTIONS. Except as set forth on Schedule 2.20 of the CBS Disclosure Schedule, neither CBS nor its Subsidiary nor any of their respective Affiliates, is presently a party to any agreement or arrangement with
CBS: (i) providing for the furnishing of raw materials, products or services to or by, or (ii) providing for the sale or rental of real or personal property to or from, any such entity.

        2.21.   INTELLECTUAL PROPERTY; SOFTWARE; AND YEAR 2000 COMPLIANCE.

                2.21.1  INTELLECTUAL PROPERTY, SOFTWARE AND PRODUCTS.

                        (a) Section 2.21.1(a) of the CBS Disclosure Schedule contains (a) a complete and correct list of all Intellectual Property, Software and Products relating to or used in the business or operations of the business of CBS or its Subsidiary, and (b) a complete and correct list of all persons who have contributed to the creation or development of the Intellectual Property, Software and Products. Except as set forth in Section 2.21.1(a) of the CBS Disclosure Schedule, no CBS Stockholder, employee or contractor, nor any of their respective Affiliates, has any right, title or interest in or to any Intellectual Property, Software or Products.

                        (b) Except as set forth in Section 2.21.1(b) of the CBS Disclosure Schedule, CBS and its Subsidiary own all right, title and interest in and to all Intellectual Property and Software used in or necessary for the conduct of CBS' and its Subsidiary's businesses as presently conducted, including, without limitation, all Intellectual Property and Software developed or discovered in connection with or contained in or related to CBS' or its Subsidiary's Products, free and clear of all liens, mortgages, charges, pledges, claims and encumbrances (including without limitation any distribution rights and royalty rights). Except as disclosed in Section 2.21.1(b) of the CBS Disclosure Schedules, all persons who have contributed to the creation or development of the Intellectual Property, Software and Products have executed an Assignment of Rights Agreement transferring any and all ownership rights to CBS. None of the Products contain any codes or modules which have been created or developed by third parties. Such Intellectual Property and Software constitutes all Intellectual Property and Software necessary for the conduct of its business in the manner conducted immediately prior to the Closing. To the knowledge of CBS or the CBS Stockholders, neither CBS nor its Subsidiary has infringed nor is infringing upon any Intellectual Property or Software rights of others. Except as set forth in Section 2.21.1(b) of the CBS Disclosure Schedules, CBS and its Subsidiary have the exclusive right to use, sell, license and dispose of, and has the right to bring actions for infringement of all Intellectual Property, Software and Products used in connection with their businesses. To the best knowledge of the CBS Stockholders, the Products do not include any Intellectual Property or Software that is in the public domain.

                        (c) Except as set forth in Section 2.21.1(c) of the CBS Disclosure Schedule, no claims have been asserted against CBS or its Subsidiary by any person challenging CBS' or its Subsidiary's use or distribution (including manufacture, marketing license, or sale) of any Product or products utilized by CBS or its Subsidiary (including, without limitation, Third Party Technology), or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses). To the best knowledge of CBS, there is no valid basis for any claim of the type specified in this Section 2.21.1(c).

                        (d) Except as set forth in Section 2.21.1(d) of the CBS Disclosure Schedule, CBS or its Subsidiary has valid copyrights in all material copyrightable material whether or not registered with the U.S. copyright office, including all copyrights in the Products containing material copyrightable material. Consummation of the transactions contemplated hereby will not alter or impair the validity of any copyrights or copyright registrations.

                        (e) Except as set forth in Section 2.21.1(e) of the CBS Disclosure Schedule: (i) no third party (including any OEM or site license customer) has any right to manufacture, reproduce, distribute, sell, sublicense, market or exploit any of the Products or any adaptations, translations, or derivative works based on the Products, or any portion thereof; (ii) CBS or its Subsidiary has not granted to any third party any exclusive rights of any kind with respect to any of the Products, including territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the Products; and (iii) CBS or its Subsidiary has not granted any third party any right to market any product utilizing any Product under any "private label" arrangements pursuant to which CBS or its Subsidiary is not identified as the source of such goods. Each document or instrument identified pursuant to this Section is listed in Section 2.21.1(e) of the CBS Disclosure Schedule and true and correct copies of such documents or instruments have been furnished to TriZetto. Except as set forth in Section 2.21.1(e) of the CBS Disclosure Schedule, no third party has any right to manufacture, reproduce, distribute, sublicense, market or exploit any works or materials of which any of the Products are a derivative work.

                        (f) Except as set forth in Section 2.21.1(f) of the CBS Disclosure Schedule, each of the Products: (i) substantially complies with all specifications set forth therefor in any contract, agreement, advertisement or other promotional material for such products and with all other warranty requirements, other than bugs or fixes required or expected in the ordinary course of business and not otherwise material to CBS's business; and (ii) can be recreated from its associated source code and related documentation by reasonably experienced technical personnel without undue burden.

                        (g) CBS has furnished TriZetto with all end user documentation relating to the use, maintenance or operation of each of the Products, all of which is true and accurate in all material respects.

                        (h) Except as set forth in Section 2.21.1(h) of the CBS Disclosure Schedule, to the best knowledge of CBS, no employee of CBS is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with CBS or any other party because of the nature of the business conducted by CBS or proposed to be conducted by CBS.

                        (i) Except as set forth in Section 2.21.1(i) of the CBS Disclosure Schedule, no Third Party Technology is included in the Products.

                2.21.2  YEAR 2000 COMPLIANCE.

                        (a)     Products and Services.

                                (i)     Except as set forth in Section 2.21.2(a)
of the CBS Disclosure Schedule, to the CBS Stockholders knowledge, all of CBS' products and services and its Subsidiary's products and services are Year 2000 Compliant in all material respects.

                                (ii)    Except as set forth in Section 2.21.2(a)
of the CBS Disclosure Schedule, if CBS is obligated to repair or replace products or services previously provided by CBS that are not Year 2000 Compliant in order to meet CBS's contractual obligations, to avoid personal injury or other liability, to avoid misrepresentation claims, or to satisfy any other obligations or requirements, to the CBS Stockholders knowledge CBS has repaired or replaced those products and services to make them Year 2000 Compliant in all material respects.

                                (iii)   Except as set forth in Section 2.21.2(a)
of the CBS Disclosure Schedule, CBS has furnished TriZetto with true, correct and complete copies of any customer agreements and other materials and correspondence in which CBS has furnished (or could be deemed to have furnished) assurances as to the performance and/or functionality of CBS' products or services and its Subsidiary's on or after January 1, 2000.

                        (b) Computer Software and Systems. Except as set forth in Section 2.21.2(b) of the CBS Disclosure Schedule, to the CBS Stockholders knowledge, all of CBS software and systems and its Subsidiary's computer are Year 2000 Compliant in all material respects.

                        (c) Suppliers. Except as set forth in Section 2.21.2(c) of the CBS Disclosure Schedule, to the CBS Stockholders knowledge, all vendors of products or services to CBS and its Subsidiary, and their respective products, services and operations, are Year 2000 Complaint in all material respects. Except as set forth in Section 2.21.2(c) of the CBS Disclosure Schedule, to the knowledge of the CBS Stockholders after a reasonably diligent investigation, each such vendor will continue to furnish its products or services to CBS and its Subsidiary, without interruption or material delay, on and after January 1, 2000.

        2.22. CONTRACTS. Section 2.22 of the CBS Disclosure Schedule describes, and CBS has caused to be delivered to TriZetto complete and correct copies of, all currently effective contracts to which CBS or its Subsidiary is a party or by which CBS or its Subsidiary or any of its respective properties or assets are bound which (i) involve the payment or receipt by CBS or its Subsidiary of more than $25,000 over the remaining term of the contract; (ii) are financing documents, loan agreements or promissory notes; (iii) are otherwise material to the business of CBS or its Subsidiary and are not for the purchase or sale of goods or services in the ordinary course of business; (iv) have a remaining term of more than one year from the date of this Agreement; or
(v) are distributorship or other agreements relating to the marketing of products. CBS and, to the knowledge of the CBS Stockholders, all of the other parties to such agreements, are in compliance with all material provisions of all such agreements and, to the knowledge of the CBS Stockholders, no fact exists which is, or with the passage of time could become, a default under any of the aforementioned agreements.

        2.23. INSURANCE AND BANKING FACILITIES. Section 2.23 of the CBS Disclosure Schedule comprises a complete and correct list of (i) all contracts of insurance and indemnity of or relating to CBS or its Subsidiary (except insurance related to employee benefits) in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual charge, coverage and expiration date); (ii) the names and locations of all banks in which CBS or its Subsidiary has accounts; and (iii) the names of all persons authorized to draw on such accounts. All premiums and other payments due with respect to all contracts of insurance or indemnity in force at the date hereof have been or will be paid, and CBS and its Subsidiary knows of no circumstance (including without limitation the consummation of the transaction contemplated by this Agreement) which has or might cause any such contract to be canceled or terminated.

        2.24. PERSONNEL. Section 2.24 of the CBS Disclosure Schedule comprises a complete and correct list of, and CBS has caused TriZetto to be furnished with complete and correct copies of (or, if not in writing, a description of the terms of), (i) all employment contracts, collective bargaining agreements, and all compensation plans, agreements, programs, practices, commitments or other arrangements of any type, including stock, bonus, profit sharing, incentive compensation, pension and retirement agreements respecting or affecting any employees of CBS or its Subsidiary; and (ii) all insurance, health, medical, hospitalization, dependent care, severance, fringe or other employee benefit plans, agreements, programs, practices, commitments or other arrangements of any type in effect for employees of CBS or its Subsidiary. Section 2.24 of the CBS Disclosure Schedule includes a list of all employees of CBS or its Subsidiary. CBS and its Subsidiary have been and are in compliance with the terms of, and any laws or regulations applicable to, all such plans, agreements, practices, commitments or programs, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on CBS.

        2.25. POWERS OF ATTORNEY AND SURETYSHIPS. CBS does not have any powers of attorney outstanding (other than a power of attorney issued in the ordinary course of business with respect to tax matters or to customs agents and customs brokers), and, except for obligations as an endorser of negotiable instruments incurred in the ordinary course of business, CBS and its Subsidiary do not have any obligations or liabilities (absolute or contingent) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise respecting the obligation of any other person.

        2.26. MINUTES AND STOCK RECORDS. CBS has caused TriZetto to be given access to complete and correct copies of the minute books and stock records of CBS and its Subsidiary. Such items contain a complete and correct record in all material respects of all proceedings and actions taken at all meetings of, and all actions taken by written consent by, the holders of capital stock of CBS and its Subsidiary and its Board of Directors, and all original issuances and subsequent transfers and the partnership interests of repurchases of its capital stock.

        2.27. INVESTMENT REPRESENTATIONS BY EACH CBS STOCKHOLDER. Each CBS Stockholder represents and warrants that:

                (a) He is acquiring the TriZetto Common Stock for his own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

                (b) He understands that (i) the shares of TriZetto Common Stock have not been registered under the Securities Act by reason of a specific exemption therefrom, that they must be held indefinitely, and that he must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (ii) the Shares and each certificate representing Shares will be endorsed with the following legend:

                "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO SEC RULE 144 OR RULE 144A OR THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR THE

                COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT."

and (iii) TriZetto will instruct any transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied; provided, however, that no such opinion of counsel shall be necessary if the sale, transfer or assignment is made pursuant to SEC Rule 144 or Rule 144A and the transferor provides TriZetto with evidence reasonably satisfactory to TriZetto and its counsel that the proposed transaction satisfies the requirements of Rule 144 or Rule 144A.

                (c) He acknowledges that he is able to fend for itself, can bear the economic risk of the investment and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the Shares.

                (d) He understands that the TriZetto Stock he is acquiring is characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the CBS in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances, and he represents that he is familiar with SEC Rule 144 and Rule 144A, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

        2.28. FULL DISCLOSURE. All of the representations and warranties made by CBS and the CBS Stockholders in this Agreement, and all statements set forth in the certificates delivered by CBS and the CBS Stockholders at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF TRIZETTO

        TriZetto represents and warrants to CBS and the CBS Stockholders that, except as set forth in TriZetto Disclosure Schedule:

        3.1. CORPORATE EXISTENCE AND POWER. TriZetto is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on business as now conducted. TriZetto is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on TriZetto taken as a whole. TriZetto has delivered to CBS true and complete copies of the Certificate of Incorporation and Bylaws of TriZetto as currently in effect.

        3.2. CORPORATE AUTHORIZATION. TriZetto has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by TriZetto and is a legal, valid and binding obligation of TriZetto, enforceable against TriZetto, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        3.3. NON-CONTRAVENTION. The execution, delivery and performance by TriZetto of this Agreement and the consummation by TriZetto of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of TriZetto, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to TriZetto or any Subsidiary of TriZetto, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of TriZetto or any Subsidiary of TriZetto or to a loss of any benefit to which TriZetto or any Subsidiary of TriZetto is entitled under any provision of any agreement, contract or other instrument binding upon TriZetto or any Subsidiary of TriZetto or any license, franchise, permit or other similar authorization held by TriZetto or any Subsidiary of TriZetto, or (iv) result in the creation or imposition of any Lien on any asset of TriZetto or any Subsidiary of TriZetto, except, in the case of clauses (ii) through (iv) above, as would not, individually or in the aggregate, have a Material Adverse Effect on TriZetto.

        3.4.    CAPITALIZATION.

                (a) The authorized capital stock of TriZetto consists of (a) 30,000,000 shares of common stock, $.001 par value (the "TriZetto Common Stock") and (b) 10,391,608 shares of preferred stock. As of January 31, 1999 there were outstanding: (i) 9,216,730 shares of TriZetto Common Stock $.001 par value, including all shares restricted under a compensation plan or arrangement of TriZetto, (ii) 4,545,454 shares of TriZetto Series A Preferred Stock, (iii) warrants to purchase an aggregate of 162,595 shares of TriZetto Stock, and (iv) 1,329,128 outstanding options to purchase shares of TriZetto Common Stock.

                (b) All outstanding shares of capital stock of TriZetto have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.4 and except for changes since January 31, 1999 resulting from the exercise of employee stock options or warrants outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of TriZetto, (ii) no securities of TriZetto convertible into or exchangeable for shares of capital stock or voting securities of TriZetto, and (iii) no options or other rights to acquire from TriZetto, and no obligation of TriZetto to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of TriZetto (the items in clauses (i), (ii) and (iii) being referred to collectively as the "TriZetto Securities"). There are no outstanding obligations of TriZetto to repurchase, redeem or otherwise acquire any TriZetto Securities.

                (c) As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of TriZetto having the right to vote (or convertible into or exercisable for TriZetto Securities having the right to vote) on any matters on which stockholders of TriZetto may vote.

        3.5. TRIZETTO FINANCIAL STATEMENTS. TriZetto has delivered to CBS its unaudited balance sheet as of December 31, 1997 (the "TriZetto Balance Sheet") and an unaudited Balance Sheet, Statement of Cash

Flows and Statement of Operations for the twelve months ended December 31, 1998 (collectively, the "TriZetto Financial Statements"). The TriZetto Financial Statements present fairly, in all material respects, the financial condition and results of operations of TriZetto as of the dates and for the periods indicated therein, in conformity with GAAP applied on a consistent basis, subject to normal year-end audit adjustments (other than reserves for contingent liabilities, all of which are reflected in TriZetto Financial Statements), none of which are material.

        3.6. ABSENCE OF CERTAIN CHANGES. Except as contemplated by this Agreement or disclosed in Section 3.6 of TriZetto Disclosure Schedule since the date of TriZetto Balance Sheet TriZetto, has conducted its business in the ordinary course consistent with past practice and there has not been:

                (a) any event, occurrence or development of a state of circumstances or facts which has had a Material Adverse Effect on TriZetto (other than effects arising from or relating to conditions, including, without limitation, economic or political developments, applicable generally to the industry); or

                (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of TriZetto, or any repurchase, redemption or other acquisition by TriZetto or any such Subsidiary of TriZetto, except for any acquisition pursuant to employee compensation or other such plans of TriZetto;

                (c) any amendment of any term of any outstanding security of TriZetto or any Subsidiary of TriZetto;

                (d) any incurrence, assumption or guarantee by TriZetto or any Subsidiary of TriZetto of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practice;

                (e) any creation or assumption by TriZetto or any Subsidiary of TriZetto of any Lien on any material asset other than in the ordinary course of business consistent with past practice;

                (f) any making of any loan, advance or capital contribution to or investment in any person other than loans, advances or capital contributions to or investments in wholly owned Subsidiaries of TriZetto made in the ordinary course of business consistent with past practice;

                (g) any change in any method of accounting or accounting practice by TriZetto or any Subsidiary of TriZetto, except for any such change required by reason of a concurrent change in generally accepted accounting principles; or

                (h) any (i) grant of any severance or termination pay to any director, officer or employee of TriZetto or any Subsidiary of TriZetto, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of TriZetto or any Subsidiary of TriZetto, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements of TriZetto or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of TriZetto or any Subsidiary of TriZetto, in each case other than in the ordinary course of business consistent with past practice.

        3.7. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of TriZetto threatened against or affecting TriZetto or any Subsidiaries of TriZetto or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TriZetto. Neither TriZetto, its officers and directors nor its Subsidiaries or any Affiliate of TriZetto, or any of their respective properties is subject to any order, writ, judgment, decree or injunction. Section 3.7 of the TriZetto Disclosure Schedule contains a complete list of all claims filed against TriZetto, or pending since January 1, 1996, together with a brief statement of the nature and amount of the claim, the court and jurisdiction in which the claim was brought, the resolution (if resolved), and the availability of insurance to cover the claim.

        3.8. TAXES. TriZetto and its Subsidiaries have filed all material Tax returns required to have been filed on or before the date hereof, and all Taxes shown to be due on such Tax returns have been timely paid. Neither TriZetto nor its Subsidiaries have agreed in writing to waive any statute of limitations in respect of Taxes of TriZetto or such Subsidiaries. No issues that have been raised in writing by the relevant taxing authority in connection with the examination of such Tax returns are currently pending, except for any written notice of such issues the subject matter of which has either been substantially resolved or would otherwise not have a Material Adverse Effect on TriZetto. The amounts provided for taxes on the TriZetto Financial Statements are sufficient for the payment of all accrued and unpaid U.S. federal, state, provincial, or local taxes, interest, penalties, assessments and deficiencies for all periods prior to the dates of such balance sheets to the extent such taxes are obligations of TriZetto and its Subsidiaries. Section 3.9 of the Disclosure Schedule lists all unresolved audits, examinations, contests and proceedings (including written notices of intent to audit or examine) with respect to United States federal, foreign and state income tax Returns of TriZetto for periods beginning on or after January 1, 1994.

        3.9.    TRIZETTO EMPLOYEE BENEFIT PLANS.

                (a) TriZetto has made available to CBS correct and complete copies of all TriZetto Employee Benefit Plans and TriZetto Benefit Arrangements.

                (b) Neither TriZetto nor its Subsidiaries maintains, or is required to contribute to, any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA, or any similar foreign law, on behalf of any employee of TriZetto or its Subsidiaries other than a plan provided to CBS as described in Section 3.9(a). TriZetto has made available to CBS, with respect to each of such plans correct and complete copies of (i) all plan documents, amendments and trust agreements, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, as filed (or similar documents with respect to any foreign plans) and (iii) the current summary plan description.

                (c) TriZetto does not contribute, and is not obligated to contribute, to any Multiemployer Plan with respect to employees of TriZetto or its Subsidiaries.

                (d) TriZetto's 1998 Stock Option Plan is a "qualified plan" as defined by the Internal Revenue Code of 1986, as amended from time to time.

        3.10. BANKING AND FINDERS' FEES. There is and will be no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of TriZetto or any of its Subsidiaries who might be entitled to any fee or commission from TriZetto or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

        3.11.   ENVIRONMENTAL COMPLIANCE.

                (a) TriZetto and its Subsidiaries are in compliance with Environmental Laws, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect on TriZetto.

                (b) Since January 1, 1996, neither TriZetto nor any of its Subsidiaries has received any written notice regarding any violation of any Environmental Laws, or any TriZetto Environmental Liabilities, including any investigatory, remedial or corrective obligations, relating to TriZetto or its Subsidiaries or their respective facilities arising under Environmental Laws, except for any such written notice the subject matter of which has either been substantially resolved or would otherwise not reasonably be expected to have a Material Adverse Effect on TriZetto.

                (c) Except as set forth in Section 3.11 of the TriZetto Disclosure Schedule:

                        (i) TriZetto, its Subsidiaries or its Affiliates have not caused, and is not causing or threatening to cause, any disposals or releases of any Hazardous Material on or under any properties which it (A) leases, occupies or operates or (B) previously owned, leased, occupied or operated and to the knowledge of TriZetto no such disposals or releases occurred prior to TriZetto, its Subsidiaries or its Affiliates having taken title to, or possession or operation of, any of such properties; and, to the knowledge of TriZetto, such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface waters after TriZetto, its Subsidiaries or its Affiliates has taken title to, or possession or operation of any such properties and, to the knowledge of TriZetto, its Subsidiaries or its Affiliates, no such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface water prior to such time;

                        (ii) TriZetto, its Subsidiaries or its Affiliates have neither (A) arranged for the disposal or treatment of Hazardous Material at any facility owned or operated by another person, or (B) accepted any Hazardous Material for transport to disposal or treatment facilities or other sites selected by TriZetto, its Subsidiaries or its Affiliates from which facilities or sites there has been a release or there is a release or threatened release of a Hazardous Material; any facility identified in Section 3.11(c)(ii)(A) was duly licensed in accordance with law and has not been listed in connection with the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) by the United States Environmental Protection Agency's Comprehensive Environmental Response, Compensation, and Liability Information System (CERCLIS) or National Priorities List (NPL) or any equivalent or like listing of sites under state or local law (whether for potential releases of substances listed in CERCLA or other substances).

                        (iii) TriZetto, its Subsidiaries or its Affiliates have no actual knowledge of, or any reason to believe or suspect that, any release or threatened release of any Hazardous Material originating from a property other than those leased or operated by TriZetto, its Subsidiaries or its Affiliates has come to be (or may come to be) located on or under properties leased, occupied or operated by TriZetto, its Subsidiaries or its Affiliates;

                        (iv) TriZetto, its Subsidiaries or its Affiliates have never installed, used, buried or removed any surface impoundment or underground tank or vessel on properties owned, leased, occupied or operated by TriZetto, its Subsidiaries or its Affiliates;

                        (v) TriZetto and its Subsidiary are and have been in compliance in all material respects for the last three years with all federal, state, local or foreign laws, ordinances, regulations, permits, approvals and authorizations relating to air, water, industrial hygiene and worker health and safety, anti-pollution, hazardous or toxic wastes, materials or substances, pollutants or contaminants, and no condition exists on any of the real property owned by or used in the business of TriZetto or its Subsidiaries that would constitute a material violation of any such law or that constitutes or threatens to constitute a public or private nuisance; and

                        (vi) There has been no litigation, administrative proceedings or investigations or any other actions, claims, demands notices of potential responsibility or requests for information brought or, to the knowledge of TriZetto, its Subsidiaries or its Affiliates, threatened against TriZetto, its Subsidiaries or its Affiliates or any settlement reached by any of them, with, any person or persons alleging the presence, disposal, release or threatened release of any Hazardous Material on, from or under any of such properties or as otherwise relating to potential environmental liabilities.

                (d) This Section 3.11 contains the sole and exclusive representations and warranties of TriZetto and its Subsidiaries with respect to any Environmental, Health and Safety Matters, including, without limitation, any arising under any Environmental Laws.

        3.12. INVESTMENT INTENT. The CBS Stock to be acquired by TriZetto is being and will be acquired by TriZetto for its own account for investment and not with any present intention to distribute.

        3.13.   INTELLECTUAL PROPERTY; SOFTWARE; AND YEAR 2000 COMPLIANCE.

                3.13.1  INTELLECTUAL PROPERTY, SOFTWARE AND PRODUCTS.

                        (a) Section 3.13.1(a) of the TriZetto Disclosure Schedule contains (a) a complete and correct list of all Intellectual Property, Software and products relating to or used in the business or operations of the business of TriZetto and its Subsidiaries, and (b) a complete and correct list of all persons who have contributed to the creation or development of the Intellectual Property, Software and products. Except as set forth in Section 3.13.1(a) of the TriZetto Disclosure Schedule, no TriZetto stockholder, employee or contractor, nor any of their respective Affiliates, has any right, title or interest in or to any Intellectual Property, Software or products.

                        (b) Except as set forth in Section 3.13.1(b) of the TriZetto Disclosure Schedule, TriZetto and its Subsidiaries own all right, title and interest in and to all Intellectual Property and Software used in or necessary for the conduct of TriZetto's and its Subsidiaries' businesses as presently conducted, including, without limitation, all Intellectual Property and Software developed or discovered in connection with or contained in or related to TriZetto's or its Subsidiaries' products, free and clear of all liens, mortgages, charges, pledges, claims and encumbrances (including without limitation any distribution rights and royalty rights). Except as disclosed in
Section 3.13.1(b) of the TriZetto Disclosure Schedules, all persons who have contributed to the creation or development of the Intellectual Property, Software and products have executed an Assignment of Rights Agreement or similar document transferring any and all ownership rights to TriZetto. None of the products contain any codes or modules which have been created or developed by third parties. Such Intellectual Property and Software constitutes all Intellectual Property and Software necessary for the conduct of its business in the manner conducted immediately prior to the Closing. To the knowledge of TriZetto neither TriZetto nor its Subsidiaries have infringed nor are infringing upon any Intellectual Property or Software rights of others. Except as set forth in Section 3.13.1(b) of the TriZetto Disclosure Schedules, TriZetto and its Subsidiaries have the exclusive right to use, sell, license and dispose of, and has the right to bring actions for infringement of all Intellectual Property, Software and products used in connection with their businesses. To the best knowledge of TriZetto, the products do not include any Intellectual Property or Software that is in the public domain.

                        (c) Except as set forth in Section 3.13.1(c) of the TriZetto Disclosure Schedule, no claims have been asserted against TriZetto or its Subsidiaries by any person challenging TriZetto's or its Subsidiaries' use or distribution (including manufacture, marketing license, or sale) of any product or products utilized by TriZetto or its Subsidiaries (including, without limitation, Third Party Technology), or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses). To the best knowledge of TriZetto, there is no valid basis for any claim of the type specified in this
Section 3.13.1(c).

                        (d) Except as set forth in Section 3.13.1(d) of the TriZetto Disclosure Schedule, TriZetto or its Subsidiaries have valid copyrights in all material copyrightable material whether or not registered with the U.S. copyright office, including all copyrights in the products containing material copyrightable material. Consummation of the transactions contemplated hereby will not alter or impair the validity of any copyrights or copyright registrations.

                        (e) Except as set forth in Section 3.13.1(e) of the TriZetto Disclosure Schedule: (i) no third party (including any OEM or site license customer) has any right to manufacture, reproduce, distribute, sell, sublicense, market or exploit any of the products or any adaptations, translations, or derivative works based on the products, or any portion thereof;
(ii) TriZetto or its Subsidiaries have not granted to any third party any exclusive rights of any kind with respect to any of the products, including territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the products; and (iii) TriZetto or its Subsidiaries have not granted any third party any right to market any product utilizing any product under any "private label" arrangements pursuant to which TriZetto or its Subsidiaries have not identified as the source of such goods. Each document or instrument identified pursuant to this Section is listed in Section 3.13.1(e) of the TriZetto Disclosure Schedule and true and correct copies of such documents or instruments have been furnished to CBS. Except as set forth in Section 3.13.1(e) of the TriZetto Disclosure Schedule, no third party has any right to manufacture, reproduce, distribute, sublicense, market or exploit any works or materials of which any of the products are a derivative work.

                        (f) Except as set forth in Section 3.13.1(f) of the TriZetto Disclosure Schedule, each of the products: (i) substantially complies with all specifications set forth therefor in any contract, agreement, advertisement or other promotional material for such products and with all other warranty requirements, other than bugs or fixes required or expected in the ordinary course of business and not otherwise material to TriZetto's business; and (ii) can be recreated from its associated source code and related documentation by reasonably experienced technical personnel without undue burden.

                        (g) TriZetto has furnished CBS with all end user documentation relating to the use, maintenance or operation of each of the products, all of which is true and accurate in all material respects.

                        (h) Except as set forth in Section 3.13.1(h) of the TriZetto Disclosure Schedule, to the best knowledge of TriZetto, no employee of TriZetto is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with TriZetto or any other party because of the nature of the business conducted by TriZetto or proposed to be conducted by TriZetto.

                        (i) Except as set forth in Section 3.13.1(i) of the TriZetto Disclosure Schedule, no Third Party Technology is included in the products.

                3.13.2  YEAR 2000 COMPLIANCE.

                        (a)     Products and Services.

                                (i)     Except as set forth in Section 3.13.2(a)
of the TriZetto Disclosure Schedule, to the TriZetto Stockholders knowledge, all of TriZetto's products and services and its Subsidiaries' products and services are Year 2000 Compliant in all material respects.

                                (ii)    Except as set forth in Section 3.13.2(a)
of the TriZetto Disclosure Schedule, if TriZetto is obligated to repair or replace products or services previously provided by TriZetto that are not Year 2000 Compliant in order to meet TriZetto's contractual obligations, to avoid personal injury or other liability, to avoid misrepresentation claims, or to satisfy any other obligations or requirements, to the TriZetto Stockholders knowledge TriZetto has repaired or replaced those products and services to make them Year 2000 Compliant in all material respects.

                                (iii)   Except as set forth in Section 3.13.2(a)
of the TriZetto Disclosure Schedule, TriZetto has furnished CBS with true, correct and complete copies of any customer agreements and other materials and correspondence in which TriZetto has furnished (or could be deemed to have furnished) assurances as to the performance and/or functionality of TriZetto's products or services and its Subsidiaries' on or after January 1, 2000.

                        (b) Computer Software and Systems. Except as set forth in Section 3.13.2(b) of the TriZetto Disclosure Schedule, to the TriZetto knowledge, all of TriZetto's software and systems and its Subsidiaries' computers are Year 2000 Compliant in all material respects.

                        (c) Suppliers. Except as set forth in Section 3.13.2(c) of the TriZetto Disclosure Schedule, to TriZetto's knowledge, all vendors of products or services to TriZetto and its Subsidiaries, and their respective products, services and operations, are Year 2000 Complaint in all material respects. Except as set forth in Section 3.13.2(c) of the TriZetto Disclosure Schedule, to the knowledge of TriZetto after a reasonably diligent investigation, each such vendor will continue to furnish its products or services to TriZetto and its Subsidiaries, without interruption or material delay, on and after January 1, 2000.

        3.14. COMPLIANCE WITH LAW AND OTHER INSTRUMENTS. TriZetto holds all material licenses, permits and authorizations necessary for the lawful conduct of its business as now being conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its respect operations, and there are no material violations or, to the knowledge of TriZetto, claimed violations by TriZetto of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation, except where such violations would not have a Material Adverse Effect on TriZetto.

        3.15. FULL DISCLOSURE. All of the representations and warranties made by TriZetto in this Agreement, and all statements set forth in the certificates delivered by TriZetto at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.

                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

        4.1 FURTHER ACTION. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

        4.2. PUBLIC ANNOUNCEMENTS. TriZetto and CBS shall consult with each other before issuing any press release with respect to this Agreement, and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld.

        4.3. TRANSFER TAXES. TriZetto and CBS shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing. TriZetto and CBS agree that CBS will pay any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the transfer of the Shares pursuant to this Agreement (collectively, "Transfer Taxes"), excluding any Transfer Taxes as may result from the transfer of beneficial interests in the Shares other than as a result of this Agreement, and any penalties or interest with respect to the Transfer Taxes. CBS agrees to cooperate with TriZetto in the filing of any returns with respect to the Transfer Taxes.

        4.4 REMOVAL OF GUARANTEES. In connection with TriZetto's assumption of CBS' obligations, TriZetto shall use its best efforts to have the CBS Stockholders released from their personal guarantees of CBS' obligations under the credit facility with Bank of Texas, N.A. In the event that TriZetto is unable to remove such guarantees prior to April 10, 1999, TriZetto covenants and agrees that it will not renew such credit facility without the prior written consent of the CBS Stockholders.

                                    ARTICLE V
                                 INDEMNIFICATION

        5.1.    INDEMNIFICATION OF TRIZETTO.

                (a) Subject to the limitations contained in this Article V, the CBS Stockholders shall, jointly and severally, on a pro rata basis, defend, indemnify and hold harmless TriZetto, its officers, directors, stockholders, employees, attorneys, accountants and agents from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys' fees ("Claims and Liabilities") with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by CBS or a CBS Stockholder in this Agreement; (ii) the breach of any covenant or agreement made by CBS or a CBS Stockholder in this Agreement; or (iii) relating to the Separation Agreement entered into on December 14, 1998 by and between CBS and Milan E. Chovan, Jr.

                (b) With respect to Subsection 5.1(a), the CBS Stockholders shall be liable to TriZetto for any Claims and Liabilities only if the aggregate amount of all Claims and Liabilities, when combined with the Claims and Liabilities pursuant to Article V of that certain Partnership Interest Purchase Agreement dated concurrently herewith, exceeds $50,000 (the "Basket Amount"), in which case the CBS Stockholders shall be obligated to indemnify TriZetto for all such Claims and Liabilities without regard to the Basket Amount. Further, the CBS Stockholders' aggregate liability under Subsection 5.1(a) (other than with respect to any intentional or willful breach or failure to perform) shall in no event exceed the aggregate amount of consideration placed in the Escrow Account plus the Promissory Notes and cash issued or paid hereunder.

                (c) The indemnification obligations of the CBS Stockholders under this Section 5.1 shall first be satisfied by an offset to the Promissory Note and second, out of the Escrow Account. Thereafter, TriZetto shall have recourse against the CBS Stockholders under this Section 5.1 subject to the limitations set forth in Section 5.1(b).

        5.2 LIMITATIONS. Anything to the contrary notwithstanding, TriZetto shall not be indemnified and held harmless in respect of any Claims and Liabilities which are (a) covered by insurance owned by CBS or its Subsidiary, to the extent that any net loss is reduced by such insurance, or (b) satisfied out of the proceeds of the Escrow Account to the extent that any net loss is reduced by such proceeds.

        5.3 INDEMNIFICATION OF CBS. TriZetto shall defend, indemnify and hold harmless the CBS Stockholders against and in respect to all Claims and Liabilities with respect to or arising from (i) breach of any warranty or any inaccuracy of any representation made by TriZetto, or (ii) breach of any covenant or agreement made by TriZetto in this Agreement.

        5.4 CLAIMS PROCEDURE. Promptly after the receipt by any indemnified party (the "Indemnitee") of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the "Indemnifying Party") pursuant to this Article V, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of his or its indemnification obligations contained in this Article V, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at his or its own expense and by his or its own counsel, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that, as a result of an existing or prospective business relationship between TriZetto or any of its Subsidiaries on the one hand and any other party or parties to such claim on the other hand, or as a result of other reasonable circumstances, there is a reasonable probability that a claim may materially and adversely affect him or it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article V, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which should not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and his or its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee's own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article V to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee's failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of his or its indemnification obligations contained in this Article V, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee; provided, however, that if the Indemnitee shall fail to consent to the settlement of such a claim by the Indemnifying Party, which settlement (i) the claimant has indicated it will accept, and (ii) includes an unconditional release of the Indemnitee and its affiliates by the claimant and imposes no material restrictions on the future activities of the Indemnitee and its affiliates, the Indemnifying Party shall have no liability with respect to any payment required to be made to such claimant in respect of such claim in excess of the proposed amount of settlement. If the Indemnitee is defending the claim as set forth above, the Indemnitee shall have the right to settle or compromise any claim against it after consultation with, but without the prior approval of, any Indemnifying Party, which should not be unreasonably withheld, provided, however, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee.

        5.5 TREATMENT OF INDEMNITY PAYMENTS. Any payment made to TriZetto pursuant to this Article V or the Escrow Agreement shall be treated as a reduction in the consideration paid by TriZetto in connection with this Agreement.

        5.6     SOLE REMEDY. After the Closing, the rights set forth in this
Article V shall be each party's sole and exclusive remedies against the other party thereto for misrepresentations or breaches of covenants contained in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

        6.1. CONDITIONS TO OBLIGATION OF EACH PARTY TO CLOSE THE TRANSACTION. The respective obligations of each party to close the transaction shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                (a) NO INJUNCTIONS. No temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing the consummation of the transaction shall be in effect.

                (b) ESCROW AGREEMENT. The Escrow Agreement in the form of Exhibit B shall have been entered into by TriZetto, Banker's Trust, and each of the CBS Stockholders.

                (c) RESTRICTED STOCK AGREEMENT. The Restricted Stock Agreement in the form of Exhibit G shall have been entered into by TriZetto and each of the CBS Stockholders. The Company represents that each of the Company's employee shareholders have executed a form of Restricted Stock Agreement which contains identical provisions relating to the right of first refusal and termination.

        6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF TRIZETTO. The obligations of TriZetto to close the transaction are also subject to the following conditions:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CBS and the CBS Stockholders contained in this Agreement shall be true and correct in all material respects on and as of the Closing, with the same force and effect as if made on and as of the Closing and TriZetto shall have received a certificate to such effect signed by the President and the Chief Financial Officer of CBS and the CBS Stockholders;

                (b) AGREEMENTS AND COVENANTS. CBS and the CBS Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing and TriZetto shall have received a certificate to such effect signed by the President and Chief Financial Officer of CBS and the CBS Stockholders; and

                (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by CBS for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by CBS.

                (d) OPINION OF COUNSEL. TriZetto shall have received the opinion of McGuire, Woods, Battle & Boothe LLP, and Locke Liddell & Sapp LLP counsel to CBS, dated as of the Closing, in the form attached hereto as Exhibit E.

                (e) COMPLETION OF ACQUISITION OF HEALTHWEB SYSTEMS, LTD. TriZetto shall concurrently complete the acquisition of all of the partnership interests of HealthWeb Systems, Ltd.

                (f) EMPLOYMENT AGREEMENTS. At the Closing, TriZetto shall have entered into an employment agreement with Dennis Cannelis, Lawrence Holbrook and Kevin Clark on the terms of the form of employment agreement as set forth as Exhibit C substantially hereto (the "Employment Agreement").

                (g) NON-COMPETITION AGREEMENT. At the Closing, TriZetto shall have entered into a non-competition agreement with each of Dennis Cannelis, Lawrence Holbrook and Kevin Clark on substantially the terms of the form of non-competition agreement as set forth as Exhibit D hereto (the "Non-Competition Agreement").

                (h) CBS shall deliver to TriZetto evidence that CBS possesses all intellectual property rights and software rights, including but not limited to copies of all software licenses and executed assignments of rights as executed by each consultant or employee who assisted in its development.

                (i) CBS shall have paid off the Promissory Note issued to Neal Rapoport on October 15, 1997 and cancelled the 1,000 shares of CBS Common Stock which are held by Neal Rapoport as collateral thereunder. TriZetto shall be entitled to deduct the payoff amount from the cash consideration paid hereunder.

                (j) Each CBS Stockholder shall have paid off his indebtedness to CBS, including accrued interest, and CBS shall have delivered evidence thereto to TriZetto.

                (k) The Shareholder's Agreement dated June 1, 1998 by and among CBS and the CBS Stockholders shall be terminated and evidence shall be delivered to TriZetto.

                (l) Dennis Cannelis, Lawrence Holbrook and John Boldt shall have executed an Assignment of Rights Agreement in the form of Exhibit H.

        6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF CBS. The obligation of CBS and the CBS Stockholders to close the transaction is also subject to the following conditions:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of TriZetto contained in this Agreement shall be true and correct in all respects on and as of the Closing, with the same force and effect as if made on and as of the Closing and CBS shall have received a certificate to such effect signed by the President and the Chief Financial Officer of TriZetto;

                (b) AGREEMENTS AND COVENANTS. TriZetto shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing and CBS shall have received a certificate to such effect signed by the President and the Chief Financial Officer of TriZetto;

                (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by TriZetto for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by TriZetto, except where the failure to receive such consents, etc. would not reasonably be expected to have a Material Adverse Effect on TriZetto.

                (d) OPINION OF COUNSEL. CBS shall have received the opinion of Stradling Yocca Carlson & Rauth, counsel to TriZetto, dated as of the Closing, in the form attached hereto as Exhibit F.

                (e) ISSUANCE OF OPTIONS. Each of the CBS Stockholders shall have received options to purchase shares of TriZetto in accordance with his respective employment agreement.

                                   ARTICLE VII
                                   TERMINATION

        7.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing, notwithstanding approval thereof by the stockholders of CBS:

                (a) by mutual written consent duly authorized by the Board of Directors of TriZetto and CBS; or

                (b) by the Board of Directors of TriZetto if any condition to the obligation of TriZetto under this Agreement to be complied with or performed by CBS at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by TriZetto;

                (c) by the Board of Directors of CBS if any condition to the obligation of CBS under this Agreement to be complied with or performed by TriZetto at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by CBS; or

                (d) by either TriZetto or CBS if the Closing shall not have been consummated by February 28, 1999; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).

        7.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Article VII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its directors, officers, stockholders or Affiliates except (i) as set forth in
Article VII and Section 7.1 hereof, and (ii) that, except as otherwise provided in Article VII, nothing herein shall relieve any party from liability for any breach by such party except as set forth in Section 7.3 hereof.

        7.3.   FEES AND EXPENSES.

                (a) Except as set forth in this Article VII, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated. Without limiting the generality of the foregoing, the CBS Stockholders will pay, on a pro rata basis according to their ownership of Shares, all of the fees and expenses incurred in connection with the transactions contemplated by this Agreement for CBS and the CBS Stockholders' legal, financial and accounting advisors, including, without limitation, Stanford Keene, and Fennebresque, Clark, Swindell & Hay, and McGuire, Woods, Battle & Boothe, LLP, and Locke Liddell & Sapp LLP.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

        8.1. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; DISCLOSURES.

                (a) The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and shall continue in full force and effect for a period of two (2) years following the Closing except for Section 2.5, Section 2.13, Section 3.4 and
Section 3.11 which shall survive until the expiration of the applicable statute of limitations (as the same may be extended from time to time). The covenants and agreements of the parties contained in this Agreement shall survive the Closing unless and until they are otherwise terminated pursuant to their terms as a matter of applicable laws.

                (b) Notwithstanding any other provision in this Agreement to the contrary, any disclosure made with reference to one or more sections of the CBS Disclosure Schedule or the TriZetto Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant.

        8.2. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

                (a)     If to TriZetto

                                The TriZetto Group, Inc.
                                567 San Nicolas Drive, Suite 360
                                Newport Beach, California 92660
                                Attn: Brian Karr
                                Ph: (949) 718-4940

                        with a copy to:

                                Stradling Yocca Carlson & Rauth
                                660 Newport Center Drive, Suite 1600
                                Newport Beach, California 92660
                                Attn: K.C. Schaaf, Esq.
                                Ph: (949) 725-4155

                (b)     If to CBS

                                Creative Business Solutions, Inc.
                                8402 Sterling, # 202
                                Irving, TX 76053
                                Ph: (828) 531-3230
                        with a copy to:

                                McGuire, Woods, Battle & Boothe, LLP
                                Bank of America Corporate Center Suite 2900
                                100 North Tryon Street
                                Charlotte, North Carolina 28202-4011
                                Attn: Stephen J. Manzano
                                Ph: (704) 338-4725

        8.3. CERTAIN DEFINITIONS. The following terms, as used herein, have the following meanings:

                "Affiliate" shall mean any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Entity, or person directly or indirectly controlling, controlled by or under common control with CBS, including all officers and directors of CBS.

                "Agreement" shall have the meaning as set forth in the Preamble.

                "CBS" shall have the meaning as set forth in the Preamble.

                "CBS Balance Sheet" shall have the meaning as set forth in
        Section 2.7 of the Agreement.

                "CBS Benefit Arrangement" means any employment, severance or similar contract or arrangement whether or not written or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not a CBS Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by CBS or its Subsidiary and (iii) covers any employee or former employee of CBS or its Subsidiary.

                "CBS Disclosure Schedule" shall mean the written disclosure schedule delivered on or prior to the date hereof by CBS to TriZetto.

                "CBS Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by CBS or its Subsidiary and (iii) covers any employee or former employee of CBS or its Subsidiary.

                "CBS Environmental Liabilities" mean any and all liabilities of or relating to CBS and its Subsidiary, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Time.

                "CBS Option" means any option granted, whether exercisable or not exercisable and not exercised or expired, to a current or former employee, director, consultant, advisor or independent contractor of CBS or its Subsidiary or any predecessor thereof to purchase Shares pursuant to CBS's Option Plan (as defined below).

                "CBS Securities" shall have the meaning as set forth in Section
        2.5 of the Agreement.

                "CBS Stockholder" shall have the meaning as set forth in the Preamble.

                "CBS Stock" shall have the meaning as set forth in the Preamble.

                "CBS Subsidiary" shall mean HealthWeb Systems, Ltd., a Texas limited partnership.

                "Claims and Liabilities" shall have the meaning as set forth in
        Section 5.1 of the Agreement.

                "Closing" shall have the meaning as set forth in Section 1.2 of the Agreement.

                "Environmental Laws" mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Materials or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Materials or wastes or the clean-up or other remediation thereof.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                "Escrow" shall have the meaning as set forth in Section 1.4 of the Agreement.

                "Escrow Agreement" shall have the meaning set forth in Section
        1.4 of the Agreement.

                "Escrow Shares" shall have the meaning set forth in Section 1.4 of the Agreement.

                "GAAP" shall have the meaning as set forth in Section 2.7 of the Agreement.

                "Hazardous Material" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

                "Intellectual Property" means patents, patent applications, patent licenses, copyrights, copyright licenses, trademarks, trademark applications and trademark licenses, trade names, service marks, service names, licenses, trade secrets and any other know-how or intellectual property rights, and rights in any thereof (insofar as it is practical to list or describe such rights).

                "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

                "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or liabilities of such Person and its Subsidiaries taken as a whole.

                "Multiemployer Plan" means each CBS Employee Arrangement or each TriZetto Employee Arrangement, as the case may be, that is a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, or any similar foreign law or regulation.

                "Person" means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                "Products" means the Remedy Software, Respond Software, Live-Doc Software, Care Line Software, Directory Studio, Managed Care Information System and all related products, including any Intellectual Property related thereto.

                "Shares" shall have the meaning as set forth in the Preamble.

                "Software" means software programs and rights in any thereof (insofar as it is practical to list or describe such rights).

                "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof); and (c) HealthWeb Systems, Ltd., a Texas limited partnership.

                "Taxes" shall mean all income, gross receipts, sales, transfer, use, employment, franchise, profits, property and other taxes, fees, stamp taxes and duties, assessments, and charges of any kind whatsoever (whether payable directly or by withholding), together with any interest thereof and any penalties, additions to tax or additional amounts imposed by any Taxing Authority.

                "Taxing Authority" shall mean any governmental authority responsible for the imposition of Taxes.

                "Third Party Licenses" means all licenses and other agreements with third parties relating to any Intellectual Property or products that CBS or its Subsidiary is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into products marketed and distributed by CBS or its Subsidiary.

                "Third Party Technology" means all Intellectual Property and products owned by third parties and licensed pursuant to Third Party Licenses.

                "Transfer Taxes" shall have the meaning as set forth in Section
        4.3 of this Agreement.

                "TriZetto" shall have the meaning as set forth in the Preamble.

                "TriZetto Balance Sheet" shall have the meaning as set forth in
        Section 3.5 of the Agreement.

                "TriZetto Benefit Arrangement" means any employment, severance or similar contract or arrangement whether or not written or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not a TriZetto Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by TriZetto or any of its Subsidiaries and (iii) covers any employee or former employee employed in the United States.

                "TriZetto Common Stock" shall have the meaning set forth in
        Section 1.1(b) of the Agreement.

                "TriZetto Disclosure Schedule" shall mean the written disclosure schedule delivered on or prior to the date hereof by TriZetto to CBS that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

                "TriZetto Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by TriZetto or any of its Subsidiaries and (iii) covers any employee or former employee of TriZetto.

                "TriZetto Environmental Liabilities" means any and all liabilities of or relating to TriZetto or any of its Subsidiaries, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing.

                "TriZetto Financial Statements" shall have the meaning as set forth in Section 3.6 of the Agreement.

                "Year 2000 Compliant" means that (1) the products, services, or other item(s) at issue accurately process, provide and/or receive all date/time data (including calculating, comparing, sequencing, processing and outputting) within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (2) neither the performance nor the functionality of the company's or its subsidiary's provision of the products, services, and other item(s) at issue will be affected by any dates/times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other item(s) at issue to ensure compliance with the foregoing warranties and representations includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate single century and multi-century formulae and date/time values before, on, after, and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999, and 2000. In particular, but without limitation, (i) no value for current date/time will cause any error, interruption, or decreased performance in or for such product(s), service(s), and other item(s), (ii) all manipulations of date and time related data (including calculating, comparing, sequencing, processing, and outputting) will produce correct results for all valid dates and times when used independently or in combination with other products, services, and/or items, (iii) date/time elements in interfaces and data storage will specify the century to eliminate date ambiguity without human intervention, including leap year calculations,
        (iv) where any date/time element is represented without a century, the correct century will be unambiguous for all manipulations involving that element, (v) authorization codes, passwords, and zaps (purge functions) will function normally and in the same manner during, prior to, on and after January 1, 2000, including the manner in which they function with respect to expiration dates and CPU serial numbers, and (vi) the company's or its subsidiary's supply of the product(s), service(s), and other item(s) will not be interrupted, delayed, decreased, or otherwise affected by the advent of the year 2000.

        8.4. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        8.5. WAIVER. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

        8.6. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.7. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in an acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

        8.8. ENTIRE AGREEMENT. This Agreement (inclusive of CBS Disclosure Schedule and TriZetto Disclosure Schedule) constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

        8.9. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

        8.10. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 5.6 (which is intended to be for the benefit of the Indemnified Parties and the others specifically referenced therein as beneficiaries of the agreements contained in Section 5.6, and may be enforced by such Indemnified Parties and other persons).

        8.11. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        8.12. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed and fully performed within the State of California.

        8.13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                THE TRIZETTO GROUP, INC.,
                                a Delaware corporation


                                By: [Signature Illegible}
                                   ---------------------------------------------
                                Name: [Illegible]
                                     -------------------------------------------
                                Title: [Illegible]
                                      ------------------------------------------


                                CREATIVE BUSINESS SOLUTIONS, INC.,
                                a Texas corporation


                                By: /s/ Dennis Cannelis
                                     -------------------------------------------
                                Name: Dennis Cannelis
                                Title: CEO


                                "CBS STOCKHOLDERS"


                                /s/ Dennis Cannelis
                                ------------------------------------------------
                                    Dennis Cannelis



                                /s/ Lawrence Holbrook
                                ------------------------------------------------
                                    Lawrence Holbrook



                                /s/ Kevin Clark
                                ------------------------------------------------
                                    Kevin Clark